SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Huttig Building Products, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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555 Maryville University Dr.

Suite 240

St. Louis, Missouri 63141

March 20, 2006

Dear Huttig Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Huttig Building Products, Inc., to be held at 2:00 p.m., local time, on Monday, April 24, 2006 in the Charter Oak Meeting Room of The Westin Stamford Hotel, One First Stamford Place, Stamford, Connecticut.

The Notice of Annual Meeting and Proxy Statement on the following pages describe the matters to be presented at the meeting. Management will report on current operations and there will be an opportunity for discussion of the Company and its activities. Our 2005 Annual Report accompanies this Proxy Statement.

It is important that your shares be represented at the meeting regardless of the size of your holdings. If you are unable to attend in person, we urge you to participate by voting your shares by proxy. You may do so by filling out and returning the enclosed proxy card, or by using the Internet address or the toll-free telephone number on the proxy card.

Sincerely,

Michael A. Lupo

President and Chief Executive Officer

Huttig Building Products, Inc.

555 Maryville University Dr.

Suite 240

St. Louis, Missouri 63141

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 24, 2006

March 20, 2006

Huttig Building Products, Inc. will hold its 2006 Annual Meeting of Stockholders on Monday, April 24, 2006 at 2:00 p.m., local time, in the Charter Oak Meeting Room of The Westin Stamford Hotel, One First Stamford Place, Stamford, Connecticut, for the following purposes:

1.	To elect four directors to serve terms expiring in 2009;

2.	To consider and act upon a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2006; and

3.	To transact such other business as may properly come before the meeting and all adjournments thereof.

The Board of Directors has fixed February 24, 2006 as the record date for the purpose of determining stockholders entitled to notice of and to vote at the annual meeting and all adjournments thereof. A list of stockholders entitled to vote at the annual meeting will be available for ten days prior to the meeting at our executive offices at 555 Maryville University Drive, Suite 240, St. Louis, Missouri 63141.

In order to assure a quorum, it is important that stockholders who do not expect to attend the meeting in person fill in, sign, date and return the enclosed proxy card in the accompanying envelope, or use the Internet address or toll-free telephone number set forth on the enclosed proxy card to vote their shares. Any stockholder attending the meeting may vote in person even if that stockholder has previously returned a proxy.

By Order of the Board of Directors,

David L. Fleisher

Corporate Secretary

HUTTIG BUILDING PRODUCTS, INC.

555 Maryville University Dr.

Suite 240

St. Louis, Missouri 63141

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 24, 2006

The Board of Directors of Huttig Building Products, Inc. (“Huttig” or the “Company”) is soliciting the enclosed proxy for use at the Annual Meeting of Stockholders to be held in the Charter Oak Meeting Room of The Westin Stamford Hotel, One First Stamford Place, Stamford, Connecticut, on Monday, April 24, 2006, at 2:00 p.m., local time, and at any adjournments or postponements thereof. The enclosed proxy, when properly executed and received by the Corporate Secretary prior to the meeting, and not revoked, will be voted in accordance with the directions thereon. If no directions are indicated, the proxy will be voted FOR each nominee for election as a director and FOR the proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2006. If any other matter should be presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted with respect thereto in accordance with the discretion of the person or persons holding such proxy.

How to Vote

Stockholders may vote by marking their proxy, dating and signing it and returning it to the Corporate Secretary in the enclosed envelope. As an alternative to using the written form of proxy, stockholders may also vote their proxy by using the toll-free number listed on the proxy card or by voting via the Internet. The telephone voting and Internet voting procedures are designed to authenticate votes cast by use of a Personal Identification Number. The procedures allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. Specific instructions to be followed by any stockholder of record interested in voting by telephone or the Internet are set forth on the enclosed proxy card. If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive from that firm. The availability of telephone or Internet voting will depend on that firm’s voting processes.

How to Revoke a Vote

Stockholders may revoke proxies at any time prior to the voting of the proxy by providing written notice to the Company, by submitting a new proxy or by voting in person at the meeting.

Special Voting Rules for Participants in Huttig’s 401(k) Plans

If you participate in the Huttig Building Products, Inc. Savings and Profit Sharing Plan (the “Huttig Plan”), the Crane Co. Savings and Investment Plan (the “Crane Plan”) or Crane Co.’s Unidynamics Employee Savings & Investment Plan (the “Crane Unidynamics Plan”) (the Huttig Plan, the Crane Plan and the Crane Unidynamics Plan, collectively, the “401(k) Plans”), you will receive one proxy with respect to all of your shares of Huttig stock in the 401(k) Plans as well other Huttig shares owned by you, so long as they are registered in the same name. If your accounts are not registered in the same name, you will receive a separate proxy with respect to each registered name for which you have accounts. Shares of Huttig common stock held in the Huttig Plan and the Crane Plan will be voted by The Prudential Investment Company of America, as trustee, and shares held in the Crane Unidynamics Plan will be voted by Computershare Limited, as trustee, as directed by Plan participants. Participants in the 401(k) Plans should indicate their voting instructions for each action to be taken under the Huttig proxy. All voting instructions from the 401(k) Plans’ participants will be kept confidential. If a participant fails to sign or to return the enclosed proxy/voting instruction card, the Huttig shares allocated to such participant will be voted in accordance with the pro rata vote of the participants in the applicable 401(k) Plan who did provide instructions.

Outstanding Shares and Required Votes

As of the close of business on February 24, 2006, the record date for determining stockholders entitled to vote at the annual meeting, the Company had issued and outstanding 20,409,026 shares of common stock, par value $0.01 per share. Each share of common stock is entitled to one vote on each matter to be voted on at the meeting. The presence in person or by proxy at the meeting of stockholders entitled to cast at least a majority of the votes that all holders of shares of common stock are entitled to cast will constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes are counted as present or represented for purposes of determining whether a quorum is present at the meeting. A broker non-vote occurs when a broker returns a proxy card but does not vote on one or more matters because the broker does not have the authority to do so. Shares represented by proxies that are marked “withhold” with respect to the election of one or more directors will be counted as present in determining whether there is a quorum.

Directors will be elected by a plurality of the votes cast by holders of shares of common stock present in person or represented by proxy and entitled to vote at the meeting. Votes may be cast in favor of a director nominee or withheld, and the four persons receiving the highest number of favorable votes will be elected as directors of the Company. Abstentions, broker non-votes and shares whose votes are withheld will not affect the outcome of the election of directors.

A majority of shares entitled to vote and present in person or by proxy at the meeting must be voted in favor of the ratification of KPMG LLP as the Company’s independent registered accounting firm for the year ending December 31, 2006 in order for that proposal to be approved. Abstentions and broker non-votes will have the practical effect of voting against this proposal.

The first date on which this Proxy Statement and the enclosed proxy card are being sent to the Company’s stockholders entitled to notice of and to vote at the annual meeting is on or about March 20, 2006.

ITEM 1—ELECTION OF DIRECTORS

The Board of Directors of the Company consists of ten members divided into three classes with each director elected to serve for a three-year term. There are four directors with terms expiring in 2006, three directors with terms expiring in 2007 and three directors with terms expiring in 2008. At the 2006 annual meeting, four directors will be elected to hold office until the 2009 annual meeting. The enclosed proxy will be voted for election of the Dorsey R. Gardner, Philippe J. Gastone, Michael A. Lupo and Delbert H. Tanner, unless a stockholder indicates that a vote should be withheld with respect to one or more of such nominees. The election of all four nominees has been proposed by the Nominating and Governance Committee and recommended by the Board of Directors. Each of the nominees has consented to being named in this Proxy Statement and has indicated his willingness to serve if elected. If any nominee shall, prior to the meeting, become unavailable for election as a director, the persons named in the accompanying form of proxy will vote for such nominee, if any, as may be recommended by the Board of Directors.

The Board of Directors unanimously recommends a vote “FOR” the election of Messrs. Gardner, Gastone, Lupo and Tanner as directors for terms expiring in 2009.

Please review the following information regarding Messrs. Gardner, Gastone, Lupo and Tanner and the other directors continuing in office.

Director Nominees for Election at the 2006 Annual Meeting

DORSEY R. GARDNER

Age 63; Director since October 1999. President of Kelso Management Company, Inc. (investment management) from July 1980 to present, and General Partner of Hollybank Investments, L.P., Thistle Investments, LLC and Gattonside Investments, LLC (private investment funds) for more than the past five years. Other directorships: Crane Co., Thomas Group, Inc.

PHILIPPE J. GASTONE

Age 51; Director since June 2005. Senior Vice President of Corporate Business Development for Europe & the Americas of CEMEX S.A. de C.V. (cement and building materials producer) since September 2000. Other directorships: Ceragenix Pharmaceuticals, Inc.

MICHAEL A. LUPO

Age 73; Director since December 2002 and President and Chief Executive Officer since April 2003. Chairman and Chief Executive Officer of MEDX, Inc. (supplier of cameras, parts and service used in nuclear medicine) from February 1999 to March 2003.

DELBERT H. TANNER

Age 54; Director since January 2001. Chief Executive Officer of Anderson Group, Inc. (manufacturer of welding equipment and industrial fans) since June 2005. President and Chief Executive Officer of RMC Industries Corporation (ready-mix concrete and building materials producer) from June 2002 to May 2005. Chief Operating Officer and Executive Vice President from February 2002 to June 2002, and Senior Vice President from July 1998 to February 2002 of RMC Industries Corporation. Other directorships: RMC Industries Corporation.

Continuing Directors:

Directors Whose Terms Expire in 2007

E. THAYER BIGELOW, JR.

Age 64; Director since October 1999. Managing Director of Bigelow Media, LLC (investment in media and entertainment companies) since September 2000. Other directorships: Adelphia Communications Corp., Crane Co., Lord Abbett & Co. Mutual Funds (42 funds).

RICHARD S. FORTÉ

Age 61; Director since October 1999. Retired. Chairman of Forté Cashmere Company LLC (importer and manufacturer) from January 2002 to March 2004. President of Dawson Forté Cashmere Company (importer) from January 1997 to December 2001. Other directorships: Crane Co.

DONALD L. GLASS

Age 57; Director since September 2004. Retired. President and Chief Executive Officer of The Timber Company (timber producer) from December 1997 to October 2001. Executive Vice President of Georgia-Pacific Corporation (building products manufacturer) from January 1996 to October 2001.

Directors Whose Terms Expire in 2008

R. S. EVANS

Age 62; Director since 1972. Chairman of the Board of Directors of the Company. Chairman of Crane Co. (diversified manufacturer of engineered industrial products) since 1984, Chief Executive Officer of Crane Co. from 1984 through April 2001. Other directorships: Crane Co., HBD Industries, Inc.

J. KEITH MATHENEY

Age 57; Director since May 2004. Managing member of Matheney and Matheney, CPAs PLLC (accounting and tax consulting) since June 2004. Executive Vice President of Louisiana Pacific Corporation (manufacturer of forest products) from April 2002 to September 2003 and Vice President from February 1997 to April 2002.

STEVEN A. WISE

Age 45; Director since April 2005; Executive Vice President, Ready-Mix and Aggregates for CEMEX’s (cement and building materials producer) U.S. operations since 2003. Vice President and General Manager of Texas Ready-Mix and Aggregates for CEMEX’s U.S. operations from 1998 to 2003.

Pursuant to a Registration Rights Agreement entered into by the Company and The Rugby Group Limited in 1999, so long as the Company common stock owned by Rugby and received in the 1999 sale of Rugby’s U.S. building products business to the Company constitutes at least 30%, 20% and 10% of the Company’s outstanding common stock, Rugby is entitled to designate for nomination by the Board of Directors three, two or one director(s), respectively. If shares of common stock beneficially owned by Rugby and its affiliates in the aggregate at any time would constitute less than 30% of the Company’s outstanding stock solely as a result of Rugby’s sale of shares to the Company in August 2001, Rugby will continue to have the right to nominate three directors so long as the common stock received in the December 1999 transaction and held by Rugby and its affiliates in the aggregate constitutes at least Rugby’s new ownership percentage after giving effect to the Company’s repurchase of these shares, as this percentage may increase from time to time as a result of the Company’s repurchase of common stock. So long as the Company common stock owned by Rugby and received in the 1999 transaction constitutes 10% or more of the Company’s outstanding common stock, Rugby is required to be present at all meetings of the Company’s stockholders and to vote its shares in favor of the Board’s nominees for election to the Board of Directors. The Crane Fund, one of the Company’s principal stockholders at the time, also agreed with Rugby that, so long as the Company common stock owned by Rugby and received in the 1999 transaction constitutes 10% or more of the Company’s outstanding common stock, the Crane Fund would be present at all meetings of the Company’s stockholders and vote its shares of common stock for the nominees designated by Rugby as provided in the Registration Rights Agreement. See “Certain Relationships and Related Transactions” in this Proxy Statement.

Based on information as of February 28, 2006, Rugby beneficially owned 28.1% of the Company’s common stock. Rugby is an indirect subsidiary of CEMEX, S.A. de C.V. Messrs. Gastone, Glass and Wise are Rugby’s current designees on the Board of Directors. Mr. Gastone’s term expires in 2006 and he is nominated for election as a director for a term expiring in 2009.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board of Directors

As of the date of this Proxy Statement, the Board of Directors has ten directors. During 2005, the Board of Directors held nine meetings. During 2005, all directors attended at least 75% of the Board meetings and meetings of the committees on which they served, except for Mr. Wise.

The Board of Directors has reviewed the relationships that each director has with the Company and has affirmatively determined that none of the Company’s directors, other than Mr. Lupo, who serves as President and Chief Executive Officer of the Company, has a material relationship with the Company and that each director, other than Mr. Lupo, is independent in accordance with the standards established by the New York Stock Exchange. In reaching its determination, the Board considered the status of Messrs. Gastone, Glass and Wise as designees of The Rugby Group Limited, the Company’s principal stockholder. The Board considered the NYSE’s view that ownership of even a significant amount of stock, by itself, does not bar an independence finding. The Board determined that because none of Messrs. Gastone, Glass or Wise is an executive officer or director of CEMEX S.A. de C.V., which indirectly owns 100% of the outstanding capital stock of Rugby, and, therefore, none has a beneficial interest in the Company shares owned by Rugby, each such director’s status as a designee of Rugby is not a relationship that precludes him from exercising independent judgment in carrying out his responsibilities.

The Company’s directors are encouraged to attend the Annual Meeting of Stockholders. All of our directors who held office at the time attended the 2005 Annual Meeting.

Corporate Governance

The Company has adopted Corporate Governance Guidelines. The Company has also adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees. The Corporate Governance Guidelines and the Code of Business Conduct and Ethics are available on the Company’s website at

www.huttig.com. Copies are also available in print at no charge upon request to the Company addressed to the Office of the Corporate Secretary at 555 Maryville University Dr., Suite 240, St. Louis, MO 63141.

In accordance with our Corporate Governance Guidelines, non-management directors regularly hold executive sessions without management present. During 2005, three of the Board meetings included executive sessions from which management was excused. Mr. R. S. Evans, Chairman of the Board, presided at those executive sessions.

Board Committees

The Board of Directors has four standing committees: (1) Executive, (2) Audit, (3) Management Organization and Compensation, and (4) Nominating and Governance. The Executive Committee meets when a quorum of the full Board of Directors cannot be readily obtained. Each of the other committees operates under a written charter adopted by the Board of Directors. All of the committee charters are available on the Company’s website at www.huttig.com. Copies are also available in print at no charge upon request to the Company addressed to the Office of the Corporate Secretary at 555 Maryville University Dr., Suite 240, St. Louis, MO 63141. In addition, a copy of the Audit Committee charter is attached to this Proxy Statement as Attachment A.

The memberships of Board committees during 2005 and as of the mailing date of this Proxy Statement are as follows:

Executive Committee	Audit Committee	Management Organization and Compensation Committee	Nominating and Governance Committee
R. S. Evans (Chairman) Michael A. Lupo Delbert H. Tanner	Dorsey R. Gardner (Chairman) E. Thayer Bigelow, Jr. Richard S. Forté J. Keith Matheney	E. Thayer Bigelow, Jr. (Chairman) Dorsey R. Gardner Donald L. Glass Delbert H. Tanner	R. S. Evans (Chairman) E. Thayer Bigelow, Jr. Richard S. Forté Donald L. Glass

Audit Committee

The Audit Committee assists the Board in fulfilling the Board’s oversight responsibility with respect to the integrity of the Company’s financial statements, the qualification and independence of the Company’s independent auditors, the performance of the Company’s internal audit function and independent auditors and the Company’s compliance with legal and regulatory requirements. The Audit Committee has the authority to select, evaluate and, where appropriate, replace the independent auditors. The Audit Committee meets periodically with representatives from the Company’s internal auditors and independent auditors separate from management. The Audit Committee also is responsible for reviewing compliance with the Company’s Code of Business Conduct and Ethics policy, and for administering and enforcing the Company’s accounting and auditing complaint procedures adopted in accordance with Section 301 of the Sarbanes-Oxley Act of 2002.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement confirming the absence of any relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee discussed with the independent auditors any activities that may impact their objectivity and independence, including fees for non-audit services, and satisfied itself as to the auditors’ independence. The Audit Committee also received a report on the quality control procedures of the independent auditors as well as the most recent peer review conducted under guidelines of the American Institute of Certified Public Accountants. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing, and results of the internal audit examinations. The Audit Committee reviewed with the independent auditors and the internal auditors their audit plan and audit scope and the independent auditors’ examination of the financial statements.

The Board of Directors has affirmatively determined that each member of the Audit Committee qualifies as “independent” under the provisions of Section 10A of the Securities Exchange Act of 1934 and the rules of the SEC promulgated thereunder, as well as the NYSE’s independence rules relating to audit committees, and meets the financial literacy and expertise requirements of the NYSE. Although no one member of the Audit Committee appears to meet all of the requirements of an “audit committee financial expert” as defined in regulations of the SEC under the Sarbanes-Oxley Act of 2002, the Board of Directors believes that each member of the Committee has the requisite level of financial literacy and financial sophistication to carry out his duties and responsibilities as a member of the Committee. During 2005, the Audit Committee held thirteen meetings.

The report of the Audit Committee is included under “Report of the Audit Committee” in this Proxy Statement.

Management Organization and Compensation Committee

The Management Organization and Compensation Committee oversees the Company’s compensation plans and practices, including its executive compensation plans and director compensation plans, reviews and evaluates the performance of the Chief Executive Officer, reviews with the Chief Executive Officer his evaluation of the performance of other members of senior management, administers the Company’s stock option, restricted stock and other stock-based compensation plans and programs, reviews management development and succession planning policies and produces the annual report on executive compensation for inclusion in the Company’s annual proxy statement. The Board of Directors has determined that each member of the Management Organization and Compensation Committee meets the independence requirements of the NYSE’s corporate governance listing standards. During 2005, the Management Organization and Compensation Committee held five meetings.

The report of the Management Organization and Compensation Committee on executive compensation is included under “Executive Compensation – Report on Executive Compensation by the Management Organization and Compensation Committee of the Company” in this Proxy Statement.

Nominating and Governance Committee

The Nominating and Governance Committee’s duties include assisting the Board by identifying individuals qualified to become members of the Board, recommending to the Board the director nominees for election at the next Annual Meeting of Stockholders or appointment by the Board, advising the Board with respect to Board composition and procedures, advising the Board regarding the size and composition of each standing committee of the Board and recommending individual directors to fill committee vacancies, advising the Board with respect to corporate governance principles and overseeing the evaluation of the Board. The Board of Directors has determined that each member of the Nominating and Governance Committee meets the independence requirements of the NYSE’s corporate governance listing standards. During 2005, the Nominating and Governance Committees held five meetings.

Director Qualifications and Nominating Procedures

The Company’s Corporate Governance Guidelines provide that the Board should generally have from seven to ten directors, a substantial majority of whom must qualify as independent directors under the listing standards of the NYSE. The Corporate Governance Guidelines provide that a director who serves as the Company’s Chief Executive Officer should not serve on more than two public company boards in addition to the Board, other directors should not sit on more than four public company boards in addition to the Board and members of the Audit Committee should not serve on more than two other public company audit committees.

The Nominating and Governance Committee seeks to identify and recruit the best available director candidates to sustain and enhance the composition of the Board with the appropriate balance of knowledge, experience, skills, expertise and diversity. Characteristics required for service on the Company’s Board include integrity, an understanding of the workings of large business organizations such as the Company, senior level executive experience, the ability to make independent, analytical judgments, the ability to be an effective communicator, and the ability and willingness to devote the time and effort to be an effective and contributing member of the Board. To assist it in identifying potential director candidates, the Nominating and Governance Committee has the authority to retain a search firm, at the Company’s expense. The Nominating and Governance Committee will consider potential director candidates proposed by other members of the Board, by management or by stockholders.

To have a candidate nominated for election as a director, a stockholder must submit the nomination in writing to the Company addressed to the Office of the Corporate Secretary at 555 Maryville University Dr., Suite 240, St. Louis, MO 63141 and must supply the following information:

•	The candidate’s name, age and business and residence address;

•	The candidate’s detailed resume;

•	The number of Company shares owned by the candidate;

•	A description of any arrangements or understandings between the stockholder and the candidate;

•	A signed confirmation of the candidate’s willingness to serve on the Board;

•	A representation that the stockholder will appear in person or by proxy at the meeting to nominate the candidate; and

•	The stockholder’s name and address and the number of Company shares owned by the stockholder.

Any stockholder nominations for the 2007 Annual Meeting, together with the information described above, must be submitted in accordance with the procedures described under “Miscellaneous—Next Annual Meeting; Stockholder Proposals” in this Proxy Statement.

Stockholder Communications with Directors

The Board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board, any Board committee or any Chairman of any such committee by mail or electronically. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent to the Company “c/o Corporate Secretary” at 555 Maryville University Dr., Suite 240, St. Louis, Missouri 63141. To communicate with any of our directors electronically, stockholders should use the following e-mail address: corporatesecretary@huttig.com.

The office of the Corporate Secretary will open all communications received as set forth in the preceding paragraph for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or email is addressed.

Compensation of Directors

Directors who are also employees of the Company receive no additional compensation for serving on the Board. The Chairman of the Board of Directors, Mr. R.S. Evans, received a cash retainer fee of $50,000 in 2005. Mr. Evans’ annual retainer fee was increased to $100,000 per year effective January 1, 2006. Mr. Evans receives no other compensation for his service on the Board and its Committees.

Non-employee directors, other than Mr. Evans, receive the following compensation:

•	$25,000 annual Board retainer

•	$10,000 annual retainer for chairman of the Audit Committee

•	$1,500 annual retainer for other Audit Committee members

•	$3,000 annual retainer for chairman of the Management Organization and Compensation Committee

•	$2,000 annual retainer for Executive Committee members

•	$2,000 for each Board meeting and Committee meeting attended

•	Beginning in 2006, non-employee directors, other than Mr. Evans, are awarded, on the date of the Annual Meeting of Stockholders, an annual grant of restricted stock units (“RSUs”) for shares of Company common stock having a value of approximately $15,000 on the date of grant. The RSUs vest in full on the date of the next Annual Meeting of Stockholders or upon a change of control of the Company. The shares of stock represented by vested RSUs are delivered to the director upon cessation of his service on the Board. To put the non-employee directors in a comparable position as if RSUs had been granted on the date of the 2005 Annual Meeting of Stockholders, each non-employee director, other than Mr. Evans, received a grant of 1,710 RSUs on January 23, 2006, with a value of approximately $15,000, based on the fair market value of Company common stock on that date of $8.78. These RSUs vest on April 24, 2006, the date of the 2006 Annual Meeting of Stockholders.

The Company reimburses its directors for reasonable expenses incurred in attending Board and committee meetings.

Mr. Gastone and Mr. Wise have agreed with Rugby to transfer to Rugby all compensation payable to them for their services as directors of the Company.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with management the financial statements for fiscal year 2005 audited by KPMG LLP, the Company’s independent registered public accounting firm. The Audit Committee has discussed with KPMG LLP various matters related to the financial statements, including those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380). The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed with KPMG LLP its independence. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s internal controls and financial reporting process and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors are responsible for performing an independent audit of the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. Based upon such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the Securities and Exchange Commission.

Other than Mr. Matheney, who is a practicing certified public accountant, the members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. The members of the Audit Committee are not, and do not represent themselves to be performing the functions of auditors or accountants. Members of the Audit Committee may rely without independent verification on the information provided to them and on representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles, or that the Company’s auditors are in fact “independent.”

This report is not to be deemed “soliciting material” or deemed to be filed with the Securities and Exchange Commission or subject to Regulation 14A of the Securities Exchange Act of 1934, except to the extent that the Company specifically requests that this report be treated as “soliciting material” or specifically incorporates it by reference into a document filed with the Securities and Exchange Commission.

Submitted by:

The Audit Committee of the Board of Directors of Huttig Building Products, Inc.

Dorsey R. Gardner—Chairman

E. Thayer Bigelow, Jr.

Richard S. Forté

J. Keith Matheney

EXECUTIVE OFFICERS

Huttig’s executive officers as of March 20, 2006 and their respective ages and positions are set forth below:

Name	Age	Position
Michael A. Lupo	73	President and Chief Executive Officer
Richard A. Baltz	39	Vice President, Internal Audit
David L. Fleisher	44	Vice President, Chief Financial Officer and Secretary
Hank J. Krey	59	Vice President, Chief Information Officer
Darlene K. Schroeder	48	Vice President, Human Resources
Jon P. Vrabely	41	Vice President, Chief Operating Officer

Set forth below are the positions held with the company and the principal occupations and employment during the past five years of Huttig’s executive officers.

Michael A. Lupo was appointed to the Board of Directors in December 2002 and named President and Chief Executive Officer in April 2003. Mr. Lupo served as interim President and Chief Executive Officer from March 2003 to April 2003. From February 1999 through March 2003, Mr. Lupo served as the Chairman and Chief Executive Officer of MEDX, Inc., a supplier of cameras, parts and service used in nuclear medicine.

Richard A. Baltz was named Vice President, Internal Audit in April 2004. Mr. Baltz served as Huttig’s Director of Internal Audit from July 2003 to April 2004. Before joining Huttig, from May 2001 to July 2003, Mr. Baltz was employed as Director, Management Assurance Services with KPMG LLP, an independent public accounting firm, where he performed outsourced internal audit and risk assessment services. Mr. Baltz served as Director, Risk Control with Enron Energy Services, a provider of energy outsourcing services, from July 2000 to April 2001.

David L. Fleisher was named Vice President, Chief Financial Officer and Secretary in May 2005 and assumed General Counsel responsibilities at that time. Before joining Huttig, Mr. Fleisher served as General Counsel and Secretary of MEMC Electronic Materials, Inc., a silicon wafer manufacturer, from October 2001 to May 2005, and also as a Vice President of MEMC from July 2002 to May 2005. Mr. Fleisher served as a senior attorney for MEMC from March 1996 to September 2001.

Hank J. Krey was named Vice President, Chief Information Officer in August 2003. From January 2001 to June 2003, Mr. Krey was Vice President of Information Systems for Aurora Foods, Inc., a food manufacturer.

Darlene K. Schroeder was named Vice President, Human Resources in February 2005. From July 2004 to February 2005, she held the position of Human Resources Director for Huttig. From September 2003 to July 2004, she served as Director of Branch Services and Training. Ms. Schroeder joined the Company in May 2003 as Director of Training and Employee Development. Before joining the Company, from August 2000 to November 2002, Ms. Schroeder was a manager with BearingPoint, Inc., a management consulting, systems integration, and managed services company.

Jon P. Vrabely was promoted to Vice President, Chief Operating Officer in November 2005. He served as Vice President of Operations from December 2004 to November 2005 and as Vice President, Product Management from September 2003 to December 2004. Mr. Vrabely also served as Vice President of the Company’s Builder Resource operations from October 2002 until those operations were divested in February 2005. From January 2001 to October 2002, Mr. Vrabely served as Director and Senior General Manager of the Builder Resource operations.

BENEFICIAL OWNERSHIP OF COMMON STOCK

BY DIRECTORS AND MANAGEMENT

The following table sets forth the number of shares of common stock beneficially owned, directly or indirectly, by the Company’s directors, the executive officers named in the Summary Compensation Table and all of the Company’s directors and executive officers as a group, as of February 28, 2006. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the Company’s securities. Except as indicated in footnotes to this table, the Company believes that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them.

	Unrestricted Shares Owned(1)		Shares in Company 401(k)/Stock Purchase Plan	Restricted Shares/ Restricted Stock Units(2)	Shares Underlying Exercisable Options(3)	Total Shares Beneficially Owned(4)		Percent of Shares Outstanding
Non-Employee Directors:
R. S. Evans	457,518	(5)	—	—	100,000	557,518		2.7%
E. Thayer Bigelow, Jr.	8,593		—	1,710	20,000	30,303		*
Richard S. Forté	8,902		—	1,710	20,000	30,612		*
Dorsey R. Gardner	4,987		—	1,710	20,000	26,697		*
Philippe J. Gastone	—		—	1,710	—	1,710		*
Donald L. Glass	—		—	1,710	—	1,710		*
J. Keith Matheney	—		—	1,710	—	1,710		*
Delbert H. Tanner	—		—	1,710	—	1,710		*
Steven A. Wise	—		—	1,710	—	1,710		*
Named Executive Officers:
Michael A. Lupo	2,000		3,221	74,915	500,000	580,136	(6)	2.8%
Carl A. Liliequist(7)	—		—	—	43,700	43,700	(8)	*
Jon P. Vrabely	25,000		5,905	60,000	7,500	98,405	(9)	*
David L. Fleisher	—		—	55,000	—	55,000		*
Hank J. Krey	3,000		2,035	10,000	22,500	37,535		*
Directors and executive officers as a group (16 persons)	510,000		14,786	238,595	745,575	1,508,956		7.1%

*	Represents holdings of less than 1%.
(1)	Includes previously restricted shares, the restrictions on which have lapsed.
(2)	Includes restricted stock units and restricted shares issued under the Company’s stock plans to certain non-employee directors and executive officers, respectively, that have not vested as of February 28, 2006. Mr. Gastone and Mr. Wise have agreed with The Rugby Group Ltd. to transfer to Rugby all compensation payable to them for their services as directors of the Company.
(3)	Includes shares underlying options granted under the Company’s stock plans which are exercisable within 60 days of February 28, 2006, in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.
(4)	Attached to each share of common stock is a preferred share purchase right to acquire one one-hundredth of a share of the Company’s Series A Junior Participating Preferred Stock, par value $.01 per share, which preferred share purchase rights are not currently exercisable.
(5)	Does not include 107 shares owned by Mr. Evans’ spouse, the beneficial ownership of which is expressly disclaimed by Mr. Evans.
(6)	Excludes 4,823.44 phantom shares invested in the Huttig Stock Fund under the Company’s Deferred Compensation Plan, calculated as of February 28, 2006.
(7)	Effective December 31, 2005, Mr. Liliequist resigned his employment as the Company’s Executive Vice President and entered into an agreement with the Company. See “Employment Contracts and Separation and Change of Control Arrangements— Agreement with Mr. Liliequist” in this Proxy Statement.
(8)	Excludes 15.63 phantom shares invested in the Huttig Stock Fund under the Company’s Deferred Compensation Plan, calculated as of February 28, 2006.
(9)	Excludes 55.65 phantom shares invested in the Huttig Stock Fund under the Company’s Deferred Compensation Plan, calculated as of February 28, 2006.

PRINCIPAL STOCKHOLDERS OF THE COMPANY

The following table sets forth the ownership of common stock by each person known by the Company to beneficially own more than 5% of the common stock based on the number of shares of common stock outstanding as of February 28, 2006. Except as indicated in footnotes to this table, the Company believes that the stockholders named in this table have sole voting and dispositive power with respect to all shares of common stock shown to be beneficially owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
CEMEX, S.A. de C.V.	5,755,940	(2)	28.1%
RMC House Coldharbour Lane Thorpe, Egham, Surrey TW20 8TD United Kingdom

Wellington Management Company, LLP	1,887,600	(3)	9.2%
75 State Street
Boston, MA 02109

Paradigm Capital Management, Inc.	1,429,701	(4)	7.0%
Nine Elk Street
Albany, NY 12207

(1)	Attached to each share of common stock is a preferred share purchase right to acquire one one-hundredth of a share of the Company’s Series A Junior Participating Preferred Stock, par value $.01 per share, which preferred share purchase rights are not currently exercisable.
(2)	The Rugby Group Limited is the direct beneficial owner of these shares and is an indirect subsidiary of CEMEX, S.A. de C.V., which may be deemed to beneficially own such shares and may be deemed to share voting and investment power with respect to such shares. On December 20, 2005, the Company filed a resale shelf registration statement on Form S-3 with the Securities and Exchange Commission to register for sale the 5,755,940 shares of Company common stock owned by The Rugby Group Limited.
(3)	This information is based solely on a Statement on Schedule 13G filed by Wellington Management Company, LLC on February 14, 2006. Pursuant to such Schedule 13G, Wellington Management has shared voting power with respect to 1,039,200 shares and shared dispositive power with respect to all of the shares.
(4)	This information is based solely on a Statement on Schedule 13G filed by Paradigm Capital Management, Inc. on February 15, 2006.

EXECUTIVE COMPENSATION

Summary Compensation Table

Shown below is information concerning the compensation for services rendered in all capacities to the Company and its subsidiaries for the years ended December 31, 2005, 2004 and 2003 for Michael A. Lupo, the Company’s President and Chief Executive Officer, and the other four most highly compensated individuals who served as executive officers of the Company at December 31, 2005.

	Annual Compensation					Long Term Compensation
Name and Principal Position	Year	Salary($)		Bonus ($)(1)	Other Annual Compensation($)(2)	Restricted Stock Award($)(3)	Securities Underlying Options/ SARS(#)	All Other Compensation($)(4)
Michael A. Lupo	2005	500,000		—	8,147	—	—	33,614
President and	2004	500,000		625,677	8,096	—	100,000	31,757
Chief Executive Officer	2003	427,500	(5)	449,376	5,385	—	400,000	23,695

Carl A. Liliequist(6)	2005	255,000		—	6,227	151,800	—	6,998
Executive Vice President	2004	228,125		361,534	7,404	—	25,000	6,636
	2003	190,356		265,014	3,922	—	100,000	7,316

Jon P. Vrabely	2005	215,000		—	—	303,600	—	6,738
Vice President—	2004	187,500		238,559	—	—	10,000	6,558
Chief Operating Officer	2003	175,000		155,891	—	67,500	—	2,299

David L. Fleisher(7)	2005	152,564		125,000	—	272,500	—	629
Vice President—	2004	—		—	—	—	—	—
Chief Financial Officer and Secretary	2003	—		—	—	—	—	—

Hank J. Krey	2005	189,187		—	—	50,600	—	8,067
Vice President—	2004	179,167		223,600	—	—	5,000	6,612
Chief Information Officer	2003	72,356		46,835	—	—	25,000	2,642

(1)	Represents amounts earned under the Company’s EVA Incentive Compensation Plan (the “EVA Plan”) in respect of the Company’s performance for the reported year. The bonus amount is paid 50% in the year following the year earned, and the remaining 50% is banked and paid 25% in each of the next two years. For example, bonuses earned for 2004 were paid 50% in 2005 and the remainder was banked to be paid 25% in 2006 and 25% in 2007. Except as described below with respect to Mr. Lupo, the amount in each executive officer’s bonus bank is at risk, because, if the EVA bonus is negative for any year, that amount is subtracted from the banked amount that was scheduled to be paid in the coming year. Pursuant to Mr. Lupo’s employment agreement, his banked bonuses under the EVA Plan are not forfeitable. Pursuant to Mr. Fleisher’s employment arrangement, he is to receive a minimum cash bonus for 2005 of $125,000, to be paid in accordance with the EVA Plan; that is, 50% will be paid in 2006 and the remainder will be banked to be paid 25% in each of 2007 and 2008. The banked portion of Mr. Fleisher’s 2005 bonus is subject to forfeiture. For 2005, the Company EVA bonus pool was negative and the amounts that were forfeited from the bonus banks of the named executive officers for 2005 were: Mr. Liliequist—$143,009; Mr. Vrabely—$103,836; and Mr. Krey—$68,301. The amounts forfeited were amounts that would have been paid in 2006 in respect of 2005 and prior years, but for the negative 2005 EVA bonus. Cash bonus payments, including interest, paid in 2005 to each of the named executive officers were as follows: Mr. Lupo—$431,923; Mr. Liliequist—$263,917; Mr. Vrabely—$163,475; Mr. Fleisher—$0; and Mr. Krey—$124,191. These payments are comprised of banked bonus amounts from 2004 and prior years and were included in the bonus amounts reported for those years. Banked balances become payable upon a change in control of the Company, as defined in the EVA Plan. See further discussion of the EVA Plan in the section captioned “Annual Incentive Compensation” in the Report on Executive Compensation by the Management Organization and Compensation Committee of the Company in this Proxy Statement.
(2)	Represents amounts reimbursed for the payment of income taxes on certain perquisites provided to Mr. Lupo and Mr. Liliequist. Other perquisites furnished to the named executive officers do not meet the disclosure threshold established by the SEC regulations and are not included in this column.
(3)	Reflects the value of shares of restricted stock granted to such individuals based on the closing price of the Company’s common stock on the New York Stock Exchange on the date of grant. The restricted stock awards vest one-third on the first anniversary of the date of grant, one-third on the second anniversary and one-third on the third anniversary. The restricted shares also vest upon a change in control of the Company, as defined in the stock plans, or upon the retirement, death or permanent disability of the grantee. Restricted stock holdings and the values thereof based on the closing price of the Company’s common stock on the New York Stock Exchange on December 31, 2005 of $8.40 are: Mr. Vrabely—38,333 shares ($321,997); Mr. Fleisher—25,000 shares ($210,000); and Mr. Krey—5,000 shares ($42,000). All of Mr. Liliequist’s restricted shares were forfeited upon his resignation from the Company effective December 31, 2005. The Company does not anticipate paying any cash dividends on its common stock in the foreseeable future; however, if any cash dividends are paid, unvested restricted shares will be entitled to receive a dividend.

(4)	Comprised of Huttig’s matching contribution for eligible employees under Huttig’s 401(k) plan and deferred compensation plan, and premiums for life insurance.
(5)	Includes $112,500 in compensation at a rate of $75,000 per month received while serving as interim President and Chief Executive Officer of the Company from March 2003 through April 2003.
(6)	Effective December 31, 2005, Mr. Liliequist resigned his employment as the Company’s Executive Vice President and entered into an agreement with the Company. See “Employment Contracts and Separation and Change of Control Arrangements—Agreement with Mr. Liliequist” in this Proxy Statement.
(7)	Mr. Fleisher was appointed as the Company’s Vice President – Chief Financial Officer and Secretary on May 23, 2005. The terms of Mr. Fleisher’s employment arrangement with the Company are described in this Proxy Statement under “Employment Contracts and Separation and Change of Control Arrangements—Employment Contracts”.

Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values

The information set forth in the following table relates to options to purchase common stock that were exercised in 2005 by the executive officers named in the Summary Compensation Table and the value of unexercised options held by such officers as of December 31, 2005.

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)		Value of Unexercised In-the-Money Options at Fiscal Year-End($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael A. Lupo	—	—	450,000	50,000	$2,498,500	$58,500
Carl A. Liliequist (2)	—	—	155,900	—	$700,779	$—
Jon P. Vrabely	—	—	5,000	5,000	$5,850	$5,850
David L. Fleisher	—	—	—	—	$—	$—
Hank J. Krey	—	—	21,250	8,750	$104,550	$36,800

(1)	Based on a share price of $8.40, which was the closing sales price per share of the Company’s common stock on the New York Stock Exchange on December 31, 2005.
(2)	Upon Mr. Liliequist’s resignation from the Company effective December 31, 2005, all of his unvested stock options were forfeited, and such options are not included in this table.

Report on Executive Compensation by the Management Organization and Compensation Committee of the Company

Philosophy

The Management Organization and Compensation Committee (the “Committee”) of the Board of Directors of the Company is responsible for overseeing the Company’s executive compensation programs. The Committee’s policy is to ensure that that such programs are appropriately competitive in the attraction and retention of qualified executives and are linked closely to individual performance, Company performance and increases in Company stockholder value. Executive compensation is comprised of three components: base salary, annual incentive compensation (bonus) and long-term incentive awards of stock options and restricted stock. Each of these components represents a portion of each executive officer’s total compensation package. The appropriate mix of compensation for each individual, however, may differ based on the nature and level of the individual’s responsibilities.

To maintain a competitive level of compensation, the Company retains an independent consulting firm to conduct an annual survey of executive compensation in a defined group of companies. The surveyed companies used for the 2005 compensation review included primarily manufacturing companies which were selected based on comparable revenues and market capitalization and availability of compensation data. These companies are a different group of companies than those used in the peer group index in the Stock Performance Graph included under “Stock Performance Graph” in this Proxy Statement. The study includes base compensation, annual incentives and long-term incentives, including stock-based compensation.

After considering the survey data, the Committee reviews with the Chief Executive Officer (“CEO”) the performance of and proposed compensation actions for the other executive officers. The Committee also reviews the performance of the CEO and recommends to the Board any compensation actions affecting the CEO. The Committee generally targets the executives’ compensation packages to be competitive with the size-adjusted (based on revenue) market median of the peer group of companies. However, the compensation package of individual executives can and does vary from that benchmark based on such discretionary factors as individual performance, potential for future advancement, responsibilities and, for recently-hired executives, their prior compensation packages.

Base Salaries

At the beginning of each year, the Committee reviews the base salaries of each executive officer and assesses salary levels based on the individual’s performance, responsibilities and competitive salary data. The Company’s five executive officers, other than Michael A. Lupo and David L. Fleisher, received an average base salary increase of 10.4% in 2005, reflecting market conditions as well as promotions for two of such officers. Mr. Fleisher was hired by the Company in May 2005 as its Vice President – Chief Financial Officer and Secretary. Mr. Fleisher’s salary was established after consideration of competitive salary data, including Mr. Fleisher’s base salary with his former employer. The Committee believes that all of the base salaries of the Company’s executive officers are at levels that are appropriate for executives of a public corporation of the Company’s size and industry category. Mr. Lupo’s base salary is discussed below under “Compensation for the Chief Executive Officer.”

Annual Incentive Compensation

The Company’s annual incentive compensation program continues to be based on the principle of economic value added (“EVA”)1. EVA is a measurement of the amount by which the Company’s after-tax profits, after certain adjustments, exceed the cost of capital employed by the Company. The Committee believes that, as

[1]	EVA is a registered trademark of Stern, Stewart & Co.

compared to other common performance measures such as return on equity or growth in earnings per share, EVA has a higher correlation with the Company’s overall financial performance and the creation of long-term stockholder value. Each year, the Committee reassesses both the strengths and weaknesses of EVA-based compensation as part of its consideration of all executive compensation. Although the plan is formula driven, the Committee retains discretion to review and adjust the calculation and its impact on individuals for reasonableness.

All of the Company’s executive officers participate in the Company’s EVA Incentive Compensation Plan (the “EVA Plan”), which the Committee administers. Each year, the Committee approves the cost of capital used in the EVA formula. The amount of the EVA bonus pool available for awards is determined after the end of each year and has two components: a percentage of the absolute EVA generated for the year and a percentage of the change in EVA from the prior year. Thirty percent of the EVA bonus pool is allocated to the Chief Executive Officer and the remaining 70% is allocated among the other executive officers based on their relative base salaries. The EVA bonus pool can be positive or negative. If positive, EVA awards are paid 50% when awarded and the remaining 50% is banked to be paid evenly in each of the next two years, plus interest. The banked amounts for each of the executive officers except Mr. Lupo are at risk because, if the EVA award for a subsequent year is negative, banked amounts (and related accrued interest) scheduled to be paid to such officers for such year are reduced dollar-for-dollar, but not below zero. The Committee believes that the bank account concept, with the deferred payout at risk, gives the plan a longer term perspective than annual cash bonus programs.

In February 2006, the Committee determined that the EVA bonus pool for the Company for 2005 was negative, primarily due to a negative change in EVA as compared to the prior year. This negative change in EVA was due to an increase in the capital employed by the Company in 2005 in connection with its expansion program and an increase in cash taxes paid in 2005 due largely to the utilization of tax loss carryforwards in 2004. As a result of the negative EVA bonus pool, none of the executive officers, other than Mr. Fleisher, earned any bonus for 2005 and each of the executive officers, other than Mr. Lupo, who had deferred a portion of their bonuses from 2003 and 2004 forfeited the portions of those bonuses which were scheduled to be paid in 2006. Under the terms of Mr. Fleisher’s employment arrangement entered into at the time of his hiring in May 2005, Mr. Fleisher is entitled to a bonus for 2005 in the amount of $125,000 to be paid in accordance with the terms of the EVA Plan. The terms of Mr. Lupo’s participation in the EVA Plan are described below under “Compensation for the Chief Executive Officer”.

Long-Term Incentive Compensation

In 2005, each of the executive officers of the Company, other than Mr. Lupo, received grants of restricted stock under the Company’s 2005 Executive Incentive Compensation Plan. The restricted stock vests ratably over three years, so that one-third is vested on the first anniversary of the date of grant, two-thirds is vested on the second anniversary and the stock is fully vested on the third anniversary. The restricted stock vests immediately in the event of the participant’s death, permanent disability, retirement or upon a change in control of the Company.

In April 2005, the Committee, based on recommendations by the Chief Executive Officer, awarded the executive officers of the Company then in office a total of 60,000 shares of restricted stock. The market price of Company stock on the date of grant was $10.09. In making decisions regarding long-term incentive awards for incumbent officers, the Committee reviews the comparable equity award data from the compensation survey and also considers other factors, such as each individual’s performance and responsibilities. In May 2005, in connection with Mr. Fleisher’s appointment as the Company’s Vice President – Chief Financial Officer and Secretary, the Committee awarded Mr. Fleisher 25,000 shares of restricted stock. The market price of Company stock on the date of grant was $11.00. In making this award, the Committee considered competitive data, including data from the compensation survey and Mr. Fleisher’s compensation package at his former employer.

Compensation for the Chief Executive Officer

Effective May 1, 2003, the Company entered into an employment agreement with Mr. Lupo pursuant to which Mr. Lupo agreed to serve as the Company’s President and Chief Executive Officer at an annual base salary of $500,000, which the Board may adjust from to time. The employment agreement currently expires on December 31, 2006. During 2005, Mr. Lupo’s base salary remained at $500,000.

Because the EVA bonus pool for 2005 was negative, Mr. Lupo did not earn any EVA bonus for 2005. However, Mr. Lupo did not forfeit any previously-banked bonuses because his employment agreement provides that, notwithstanding the terms of the EVA Plan, none of his bonus awards under the EVA Plan are forfeited unless the Company terminates his employment for cause. Mr. Lupo’s employment agreement also provides that he is entitled to receive a full distribution of his EVA bonus award each year; however, Mr. Lupo voluntarily deferred 50% of his awards in 2003 and 2004, consistent with the terms of the EVA Plan.

Section 162(m) of the Internal Revenue Code

In 1993, Congress adopted the Omnibus Budget Revenue Reconciliation Act of 1993, certain provisions of which (Section 162(m) of the Internal Revenue Code) for tax years beginning after December 31, 1993 limit the deductibility of compensation paid to certain executive officers to $1 million per employee unless the compensation meets certain specific requirements. As a matter of policy, the Committee attempts to develop and administer compensation programs that maintain deductibility under Section 162(m) for all executive compensation, except in circumstances where the materiality of the deduction is in the judgment of the Committee significantly outweighed by the incentive value of the compensation.

Submitted by:

The Management Organization and Compensation Committee

of the Board of Directors of Huttig Building Products, Inc.

E. Thayer Bigelow, Jr.—Chairman

Dorsey R. Gardner

Donald L. Glass

Delbert H. Tanner

Retirement Benefits

The Company does not sponsor a defined benefit pension plan for salaried employees.

Employment Contracts and Separation and Change of Control Arrangements

Employment Contracts

Mr. Lupo

In connection with Mr. Michael A. Lupo’s appointment as President and Chief Executive Officer of the Company, the Company entered into an employment agreement with Mr. Lupo dated May 1, 2003. The agreement provides that Mr. Lupo will serve as the Company’s President and Chief Executive Officer for the term of the agreement, which currently expires on December 31, 2006. Pursuant to this agreement, Mr. Lupo is entitled to the following:

•	annual base salary of $500,000, which the Board may adjust from to time;

•	reimbursement of local living expenses of no more than $50,000 per year;

•	use of a Company-provided automobile;

•	participation in employee benefit plans as maintained by the Company from time to time and generally available to executive officers;

•	an initial grant of options to purchase 400,000 shares of Company common stock at an exercise price of $2.30 per share, the fair market value of the Company’s common stock on April 28, 2003, the date of grant, which vested 50% on April 28, 2004 and 50% on April 28, 2005; and

•	a tax “gross up” at the highest tax rate applicable at the time to the extent any of the amounts paid to Mr. Lupo under the agreement, other than salary, bonus or gain on the exercise of stock options, are subject to federal taxes

Mr. Lupo’s employment agreement also provides that, notwithstanding the terms of the EVA plan, Mr. Lupo is entitled to receive a distribution of the entire balance of his EVA plan account each year and a pro rata allocation to his EVA plan account for all partial EVA plan years during the term of his agreement. These EVA distributions are not forfeited if the Company terminates Mr. Lupo without cause or if, following a change in control or in the event of certain bankruptcy proceedings, the Company terminates Mr. Lupo or Mr. Lupo voluntarily terminates.

Under Mr. Lupo’s employment agreement, if the Company terminates Mr. Lupo without cause or if, following a change in control or in the event of certain bankruptcy proceedings, the Company terminates Mr. Lupo or Mr. Lupo voluntarily terminates, then the Company must pay Mr. Lupo 100% of the base salary due him for the balance of the employment agreement and will be responsible for the unexpired portion of any apartment, automobile or other leases entered into by the Company or Mr. Lupo in connection with his employment agreement.

Mr. Lupo also entered into a change of control agreement with the Company, the terms of which are described under “Change of Control Agreements” in this Proxy Statement.

Mr. Fleisher

Mr. Fleisher accepted employment as the Vice President – Chief Financial Officer and Secretary of the Company effective May 23, 2005 pursuant to the terms of an offer letter dated May 5, 2005. The offer letter provides for an annual base salary of $250,000, a minimum cash bonus for 2005 of $125,000, a grant of 25,000 shares of restricted stock with a three-year vesting period, a leased vehicle paid for by the Company or, at Mr. Fleisher’s option, a $650 per month car allowance and other employee benefits as provided by the Company and generally available to executive officers. The offer letter states that Mr. Fleisher’s employment is “at will” for no definite time period. Mr. Fleisher also entered into a change of control agreement with the Company, the terms of which are described under “Change of Control Arrangements” in this section of the Proxy Statement.

Agreement with Mr. Liliequist

Carl A. Liliequist resigned his employment as the Company’s Executive Vice President effective December 31, 2005. In connection with his resignation, Mr. Liliequist and the Company entered into an agreement entitling Mr. Liliequist to be paid the current and deferred portion of his EVA bonus earned through December 31, 2005. The current and deferred portion of Mr. Liliequist’s EVA bonus earned through December 31, 2005 was $128,162. Under the agreement, Mr. Liliequist agreed not to solicit the Company’s employees for a period of two years and to release the Company from any claims he may have against the Company.

Change of Control Arrangements

The Company has entered into change of control agreements with each of its executive officers. Each agreement is for an initial three-year period and is automatically extended for an additional year on each anniversary date of the agreement unless the Company gives notice that the period will not be extended. Each agreement provides that if, within three years following a change of control of the Company, as defined below, the employee is terminated without cause or voluntarily terminates for good reason, as defined in the agreement, the employee will be entitled to (i) salary and pro rata bonus then due, (ii) a lump sum payment equal to two times the employee’s annual salary and bonus, as determined under the agreement, and (iii) the payment of deferred compensation and accrued vacation. The employee is also entitled to continuation of benefits under the Company’s welfare benefit plans for two years after termination. The change in control agreements define a change in control to mean, generally:

•	the acquisition of at least 50% of the Company’s outstanding shares, other than an acquisition by The Rugby Group Ltd., or any direct transferee of The Rugby Group Ltd.;

•	a change in the majority of the members of the Company’s Board that is not supported by the incumbent Board;

•	a merger or other business combination that results in the Company’s shareholders immediately before the transaction owning less than 50% of the voting power after the transaction;

•	a sale of substantially all of the Company’s assets; or

•	the approval of a plan for complete liquidation or dissolution of the Company.

If the Company’s tax counsel determines that any economic benefit or payment or distribution by the Company to the employee pursuant to the agreement is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company will reduce the aggregate payments due to the employee under the agreement and any other agreement, plan or program of the Company to an amount that is one dollar less than the maximum amount allowable without becoming subject to the excise tax.

The Company’s equity incentive plans and the award agreements under such plans provide that all restrictions on restricted stock lapse in the event of a change in control of the Company, as defined below, and that all stock options become fully vested and exercisable either immediately upon a change in control or in the event that the employee is terminated following a change of control, depending on the plan. The Company’s named executive officers participate in these plans. Under the terms of these plans, the Management Organization and Compensation Committee also has the authority to accelerate the vesting of options granted. The Company’s equity incentive plans define a change in control to mean, generally:

•	the acquisition of at least 20% of the Company’s outstanding shares;

•	a change in the majority of the members of the Company’s Board that is not supported by the incumbent Board;

•	a merger or other business combination that results in the Company’s shareholders immediately before the transaction owning less than 50% of the voting power after the transaction;

•	a sale of substantially all of the Company’s assets;

•	the start of a tender offer for all or part of the Company’s outstanding shares; or

•	the approval of a plan for complete liquidation or dissolution of the Company.

The Company’s EVA Incentive Compensation Plan (the “EVA Plan”), in which the Company’s executive officers participate, provides that the participants’ entire deferred balances become payable upon a change in control, which is defined in the EVA Plan substantially the same as in the Company’s equity incentive plans, as described above.

Indemnification Agreements

The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements require the Company to indemnify the officers or directors to the full extent permitted by law against any and all expenses (including advances thereof), judgments, fines, penalties and amounts paid in settlement incurred in connection with any claim against such person arising out of the fact that he was a director, officer, employee, trustee, agent or fiduciary of the Company or was serving as such for another entity at the Company’s request, and to maintain directors and officers liability insurance coverage or to the full extent permitted by law to indemnify such person for the lack of insurance coverage.

STOCK PERFORMANCE GRAPH

The graph below compares cumulative total stockholder returns for the Company for the preceding five fiscal years with the S&P 500 Stock Index and that of a peer group made up of other building material and industrial products distributors.(1) The graph assumes the investment of $100 at the commencement of the measurement period with dividends reinvested. The historical information set forth below is not necessarily indicative of future stock performance.

Comparison of Five-Year Cumulative Total Return

Among Huttig Building Products, the S&P 500 Stock Index

And the Company’s Peer Group Index

	Huttig Building Products	S&P 500	Peer Group Index
12/00	100.00	100.00	100.00
12/01	143.53	88.11	92.89
12/02	67.06	68.64	101.10
12/03	70.59	88.33	154.32
12/04	245.88	97.94	247.14
12/05	197.65	102.75	373.69

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of the forms furnished to the Company or written representations of certain persons, each director, officer and beneficial owner of 10% of the outstanding shares of the Company timely filed all required reports under Section 16(a) of the Securities Exchange Act of 1934 for fiscal 2005 except that Mr. Lupo filed two late Form 4s to report the acquisition of phantom shares of Company stock acquired under the Company’s deferred compensation plan.

(1)	The peer group includes the following companies: Hughes Supply, Inc.; QEP Co., Watsco Inc. and Building Materials Holding Corporation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Rubgy Board Representation

In connection with the Company’s purchase of the U.S. residential building products business of The Rugby Group Ltd. (“Rugby”) in December 1999, the Company entered into a Registration Rights Agreement with Rugby. Pursuant to the Registration Rights Agreement, so long as the shares of common stock owned by Rugby and received in the December 1999 transaction constitute at least 30%, 20%, or 10%, respectively, of the Company’s outstanding common stock, Rugby has the right to designate for nomination by the Board of Directors of the Company three, two and one director(s), respectively. So long as the common stock owned by Rugby and received in the 1999 transaction constitutes 10% or more of the Company’s outstanding common stock, Rugby is required to be present at all meetings of the Company’s stockholders and to vote its shares of common stock in favor of the Board’s nominees for election to the Board of Directors. On the date of the agreement pursuant to which the 1999 transaction was accomplished, the Crane Fund, one of the Company’s principal stockholders at that time, agreed with Rugby that, so long as the common stock owned by Rugby and received in the 1999 transaction constitutes 10% or more of the Company’s outstanding common stock, the Crane Fund would be present at all meetings of the Company’s stockholders and vote its shares of common stock for the nominees designated by Rugby as provided in the Registration Rights Agreement.

As part of the Company’s former $15 million stock repurchase program, on August 20, 2001, the Company purchased 790,484 shares of its common stock from Rugby for a cash purchase price of $4,735,000, or a per share price of $5.99, the closing sales price of the Company’s common stock on the New York Stock Exchange on the date of purchase. Pursuant to the repurchase agreement, Rugby and the Company agreed that, if solely as a result of Rugby’s sale of these shares to the Company shares of common stock beneficially owned by Rugby and its affiliates in the aggregate at any time would constitute less than 30% of the Company’s outstanding stock, the Registration Rights Agreement would be deemed to be amended so that Rugby would maintain its right to designate for nomination three directors to be elected to the Board. As a result, Rugby will continue to have the right to nominate three directors so long as the common stock received in the exchange transaction and held by Rugby and its affiliates in the aggregate constitutes at least Rugby’s new ownership percentage after giving effect to the Company’s repurchase of these shares, as this percentage may increase from time to time as a result of the Company’s repurchase of common stock pursuant to its stock repurchase program.

Messrs. Gastone, Glass and Wise are Rugby’s current designees on the Board. Mr. Gastone and Mr. Wise have agreed with Rugby to transfer to Rugby all compensation paid to them for their services as directors.

Settlement Agreement and Joint Defense Agreement with Rugby

In April 2002, the Company filed a lawsuit in the Supreme Court of the state of New York against Rugby and Rugby IPD Corp., a subsidiary of Rugby, alleging that they breached their contractual obligations to indemnify and defend the Company against asbestos-related liabilities and claims arising out of the business that was acquired in 1994 by Rugby Building Products, Inc. The Company acquired Rugby Building Products, Inc., a distributor of building materials, in December 1999, when it acquired the stock of its parent, Rugby USA, Inc., from Rugby. In its lawsuit, the Company sought to recover sums it spent to defend and, with respect to one lawsuit, settle its asbestos lawsuits, as well as a declaratory judgment that Rugby and Rugby IPD indemnify and defend the Company for these lawsuits and any similarly situated claims that may be asserted against the Company in the future. Rugby denied any obligation to defend or indemnify the Company for any of these cases. On January 19, 2005, the Company entered into a settlement agreement with Rugby and Rugby IPD settling the pending lawsuit. The parties agreed to dismiss the pending litigation without prejudice and without any admission of liability in any respect by any party. In accordance with the terms of the settlement, Rugby paid to the Company $.6 million on January 19, 2005. In addition, the Company and Rugby each released the other from further liabilities with respect to the underlying asbestos-related liabilities and claims and any future asbestos-related liabilities and claims, subject to termination of the joint defense agreement described below. The Company and Rugby also have agreed to certain other terms typical for a settlement agreement of this kind.

Under the terms of a joint defense agreement entered into by the Company and Rugby on January 19, 2005, the parties agreed to jointly defend any future asbestos-related claims relating to the business acquired by Rugby Building Products, Inc. in 1994. Any asbestos-related claim against the Company not related to that business, of which none has been filed to date, is not covered by the joint defense agreement. The parties have established a joint defense fund to which the Company and Rugby will contribute specified amounts in equal shares from time to time and from which they will pay amounts incurred in connection with covered claims. The joint defense agreement has a term of ten years and may be terminated by the Company or Rugby if either of their respective contributions to the joint defense fund exceeds a specified cap. The Company believes that it is unlikely that a termination right will occur during the term of the joint defense agreement, but there can be no assurances that will be the case. In the event of a termination of the joint defense agreement, the settlement agreement will be deemed to have been rescinded, and the Company, or, in certain circumstances, Rugby, may reinstitute the litigation between the parties. While the Company believes that its factual allegations and legal claims are meritorious, there can be no assurance at this time that, if this litigation is renewed, the Company will recover any of its costs related to future asbestos-related claims from Rugby or from insurance carriers or that such costs will not have a material adverse effect on the Company’s business or financial condition.

Pre-acquisition Tax Refunds Paid to Rugby

The Company received tax refunds relating to tax returns filed by Rugby prior to the Company’s purchase of its U.S. residential building products group in December 1999. In 2005 and 2006, after offsetting related pre-acquisition tax assessments, the Company paid Rugby a total of $1.0 million of the net tax refund in accordance with the agreement pursuant to which the 1999 transaction was accomplished.

Registration of Rugby Shares

Pursuant to the Registration Rights Agreement, the Company granted Rugby rights to cause the Company to register for sale the shares of Company common stock issued to Rugby in 1999. On December 20, 2005, the Company filed a resale shelf registration statement on Form S-3 with the Securities and Exchange Commission to register for sale the 5,755,940 shares of Company common stock owned by Rugby. The Company’s filing of the S-3 Registration Statement is intended to satisfy its obligations under the Registration Rights Agreement.

Product Purchases of Executive Officer

In connection with construction of a new primary residence, Mr. Baltz, the Company’s Vice President – Internal Audit, purchased building products from the Company in 2005 at an aggregate price of $74,918. Huttig permits all of its employees to purchase products from it for personal use at the same prices and on the same other terms as provided to Mr. Baltz.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Management Organization and Compensation Committee (the “Compensation Committee”) is comprised of Messrs. E. Thayer Bigelow, Jr., Dorsey R. Gardner, Donald L. Glass, and Delbert H. Tanner. Mr. Glass is one of three designees of The Rugby Group Ltd. (“Rugby”) on the Company’s Board of Directors. For a description of certain transactions and arrangements between the Company and Rugby, see “Certain Relationships and Related Transactions” above.

No member of the Compensation Committee is or has ever been an officer or employee of the Company and no executive officer of the Company has served as a director or member of a compensation committee of another company of which any member of the Board of Directors is an executive officer.

PRINCIPAL ACCOUNTING FIRM SERVICES AND FEES

The following table sets forth the aggregate fees billed for the years ended December 31, 2005 and 2004 by KPMG LLP, the Company’s principal accounting firm during those years.

	2005	2004
Audit Fees (1)	$507,500	$545,000
Audit-Related Fees (2)	36,825	17,500
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$544,325	$562,500

(1)	Audit fees consist of fees for the following services: (a) the integrated audit of the Company’s annual financial statements and internal controls over financial reporting; and (b) reviews of the Company’s quarterly financial statements.
(2)	Audit-related fees consist of fees for audit related services for the Company’s 401(k) Plan and services related to SEC filings.

The Audit Committee has adopted a policy under which the independent auditors are prohibited from performing certain services in accordance with Section 202 of the Sarbanes-Oxley Act of 2002. The Audit Committee pre-approves all services to be provided by the independent auditors. The Audit Committee approves the estimated fees of the independent auditors at the beginning of the year. Any services not reflected in the estimate or any services which exceed the estimate must be approved by the Audit Committee at a later meeting, prior to the service being rendered. In addition, if the fee for a specific item exceeds $25,000, it requires discrete individual approval before the service is rendered.

ITEM 2—RATIFICATION OF APPOINTMENT OF KPMG LLP AS INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2006

The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006. KPMG LLP served as the Company’s independent registered public accounting firm for the year ended December 31, 2005. A representative of KPMG LLP will be present at the Company’s 2006 Annual Stockholders Meeting, will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions from stockholders.

Although this appointment is not required to be submitted to a vote of stockholders, the Board of Directors believes it is appropriate to request that the stockholders ratify the appointment of KPMG LLP as the Company’s independent registered accounting firm for the year ending December 31, 2006. If the stockholders do not so ratify, the Audit Committee will investigate the reasons for stockholder rejection and will reconsider the appointment.

The Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006.

MISCELLANEOUS

Solicitation of Proxies

This solicitation of proxies for use at the Annual Meeting is being made by the Company, and the Company will bear all of the costs of the solicitation. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and fax by directors, officers and employees of the Company, who will undertake such activities without additional compensation. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the proxy materials to the beneficial owners of the common stock held of record by such persons and entities and will be reimbursed for their reasonable expenses in forwarding such material.

Incorporation by Reference

The Report on Executive Compensation by the Management Organization and Compensation Committee of the Company, appearing in this Proxy Statement, will not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the report by reference, and the report will not otherwise be deemed filed under such Acts.

Next Annual Meeting; Stockholder Proposals

The Company’s By-Laws provide that the Annual Meeting of stockholders of the Company will be held on the fourth Monday in April in each year unless otherwise determined by the Board of Directors. Appropriate proposals of stockholders intended to be presented at the 2007 Annual Meeting must be received by the Company for inclusion in the Company’s Proxy Statement and form of proxy relating to that meeting on or before November 20, 2006. In addition, the Company’s By-Laws provide that if stockholders intend to nominate directors or present proposals at the 2007 Annual Meeting other than through inclusion of such proposals in the Company’s proxy materials for that meeting, then the Company must receive notice of such nominations or proposals no earlier than January 24, 2007 and no later than February 24, 2007. If the Company does not receive notice by that date, then such proposals may not be presented at the 2007 Annual Meeting.

Annual Report on Form 10-K

We have filed our Annual Report on Form 10-K for the year ended December 31, 2005 with the Securities and Exchange Commission. It is available at the SEC’s website at http://www.sec.gov.

Upon written request of a Huttig stockholder, we will mail without charge a copy of our Form 10-K, excluding exhibits. Exhibits are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit(s). Requests for copies of our Annual Report on Form 10-K should be directed to: Office of Corporate Secretary, Huttig Building Products Inc., 555 Maryville University Drive, Suite 240, St. Louis, MO 63141.

Appendix A

CHARTER OF THE

AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

OF HUTTIG BUILDING PRODUCTS, INC.

(Adopted January 24, 2006)

I. PURPOSE

The primary purpose of the Audit Committee of the Board of Directors (the “Committee”) is to assist the Board of Directors in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualification and independence of the Company’s independent auditor, and the performance of the Company’s internal audit function and independent auditors. The policies and procedures of the Committee shall remain flexible in order to best react to changing conditions. The specific duties and responsibilities of the Committee are set forth in this Charter. The duties of the Committee are ones of oversight and supervision; it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The fundamental responsibility for the Company’s financial statements and disclosure rests with management. The responsibility for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements is that of the independent auditors.

II. COMPOSITION AND AUTHORITY OF THE COMMITTEE

The Committee shall be comprised of at least three members of the Board of Directors, with the number of members to be determined from time to time by the Board. The members shall be designated by the Board of Directors, and each of them shall be independent directors as that term is defined by the rules of the New York Stock Exchange and applicable law, including the Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission.

Each member of the Committee must be financially literate, as determined by the Board of Directors, or must become financially literate within a reasonable period of time after his or her appointment to the Committee. One member of the Committee must have accounting or related financial management expertise, as determined by the Board of Directors. No member of the Committee may serve on the audit committee of more than two other public companies while he or she is serving on the Committee.

Unless the Board has previously designated the Chair, the members of the Committee may designate a Chair by majority vote.

The Committee shall have the authority, acting without further approval of the Board of Directors, to engage, at the expense of the Company, independent counsel and accounting or other advisors to advise the Committee as it determines appropriate to assist in the full performance of its functions. In this regard, the Committee shall have the authority to determine appropriate funding for payment of compensation of such independent counsel and accounting and other advisors and ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

III. MEETINGS

The Committee shall meet at least quarterly (four (4) times annually), or more frequently as the Committee may from time to time determine is appropriate. The Committee shall meet periodically with management, the Vice President—Internal Audit and the independent auditors in separate executive sessions (in no event less than once per year). The Committee may request any officer or employee of the Company, the Company’s outside counsel, or the Company’s independent auditor to attend any meeting of the Committee (except in those meetings designed to qualify as “executive sessions” in which meetings no members of management shall be present), or to meet with any members of, or consultants to, the Committee.

A majority of the members of the Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum.

IV. DUTIES AND RESPONSIBILITIES

A. Independent Auditors

The Committee shall have responsibility to directly appoint, retain, compensate, evaluate and terminate the Company’s independent auditor. In this regard, the independent auditor shall report directly to the Committee and the Committee shall have the sole authority to approve all audit engagement fees and terms, as well as all non-audit engagements with the independent auditors. The Committee shall be directly responsible for the oversight of the independent auditors, including ensuring resolution of disagreements between management and the independent auditor and pre-approval of all audit and permitted non-audit services. Approval of audit and permitted non-audit services may also be made by the Chair of the Committee and, if any such approval is granted, the Chair shall report such approval to the Committee at the next scheduled meeting. The Committee may adopt policies and procedures from time to time to facilitate the discharge of the above duties.

At least annually, the Committee must obtain and review a report by the Company’s independent auditor describing the auditor’s internal quality control procedures, any material issues raised by the most recent internal quality control review or peer review of the auditor (or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the auditor) and any steps taken to deal with any such issues, and, to assess the auditor’s independence, all relationships between the independent auditor and the Company. The purpose of reviewing the report is to permit the Committee to evaluate the auditor’s qualifications, performance and independence. The evaluation will include an evaluation of the lead partner of the independent auditor. The Committee will present its conclusions with respect to the independent auditor to the full Board.

The Committee will meet periodically with the independent auditor separately from management. The Committee will review with the independent auditor any audit problems or difficulties and management’s response.

The Committee will set clear hiring policies for employees or former employees of the independent auditor.

B. Review of Financial Statements and Related Disclosures

In carrying out its responsibilities with respect to the Company’s financial statements and disclosure matters, the Committee, shall:

1. Review and discuss, prior to filing, the annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

2. Recommend to the Board of Directors, based on the Committee’s review, whether the audited financial statements should be included in the Company’s annual report on Form 10-K.

3. Obtain annually from the independent auditor a report of all critical accounting policies and practices, all alternative treatments of financial information that have been discussed and the ramifications of such alternate treatments, including the treatment preferred by the independent auditor, and all material communications between the independent auditor and management.

4. Review and discuss earnings press releases as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee’s responsibility to discuss earnings releases as well as financial information and earnings guidance may be done generally – i.e., discussions of types of information to be disclosed and the type of presentation to be made. The Committee need not discuss in advance each earnings release or each instance in which the Company might provide earnings guidance.

5. Periodically discuss with management and the independent auditor the effect of regulatory and accounting developments as well as off balance sheet structures on the Company’s financial statements.

6. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including the management letter provided by the independent auditor and the Company’s response to that letter, and any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

C. Internal Audit Function

The Company shall maintain an internal audit function. The Committee shall review the internal audit function and meet separately with the Vice President, Internal Audit from time to time.

D. Compliance Oversight and Other Matters

In connection with its compliance and other oversight responsibility, the Committee shall:

1. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

2. Review all related party transactions and potential conflict of interest situations involving members of the Board of Directors or senior management.

3. Review any charitable contribution in excess of $10,000.

4. Obtain from the Company’s independent auditor assurance that it is not aware of any circumstances that would require reporting under Section 10A of the Securities Exchange Act of 1934.

5. Prepare the report of the Audit Committee required by the proxy rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

6. Review with the Chief Executive Officer and the Chief Financial Officer the Company’s disclosure controls and procedures and, at least quarterly, management’s conclusions about the efficacy of such disclosure controls and procedures, including any deficiencies in or material non-compliance with, such controls and procedures.

7. Discuss policies with respect to risk assessment and risk management. (While it is the job of the CEO and senior management to assess and manage the Company’s exposure to risk, the Committee must discuss guidelines and policies to govern the process by which this is handled. The Committee should discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.)

8. Report regularly to the Board of Directors.

9. Review and assess the Charter of this Committee at least annually and recommend any proposed changes to the Board of Directors for approval.

10. Review and evaluate, at least annually, the Committee’s own performance.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES AND FOR PROPOSAL 2	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

This Proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR each nominee for election as a director and FOR proposal 2.

1. Election of directors			NOMINEES:

FOR all nominees listed to the right (except as marked to the contrary)		WITHHOLD AUTHORITY to vote for all nominees listed to the right	01 Dorsey R. Gardner 02 Philippe J. Gastone 03 Michael A. Lupo 04 Delbert H. Tanner

☐		☐	For, except vote withheld from the following nominee(s):

2. Ratification of appointment of KPMG LLP as independent registered public accounting firm for 2006.

FOR	AGAINST	ABSTAIN
☐	☐	☐

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

SIGNATURE	SIGNATURE	DATE	, 2006

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

é FOLD AND DETACH HERE é

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 6:00 AM Eastern Time on the day of the Annual Meeting.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.cesvote.com		Telephone 1-888-693-8683		Mail
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

PROXY

HUTTIG BUILDING PRODUCTS, INC.

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 24, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned does hereby appoint and constitute Michael A. Lupo and David L. Fleisher, and each of them, true and lawful agents and proxies of the undersigned, with power of substitution, and hereby authorizes each of them to vote, as directed on the reverse side of this card, or, if not so directed, in accordance with the Board of Directors’ recommendation, all shares of Huttig Building Products, Inc. held of record by the undersigned at the close of business on February 24, 2006 at the Annual Meeting of Stockholders of Huttig Building Products, Inc. to be held in the Charter Oak Meeting Room at the Westin Stamford Hotel, One First Stamford Place, Stamford, Connecticut, on Monday, April 24, 2006 at 2:00 p.m., local time, or at any adjournment thereof, with all the powers the undersigned would possess if then and there personally present, and to vote, in their discretion, upon such other matters as may come before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes (SEE BELOW), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card or use the toll-free telephone number or the Internet as instructed on the reverse side.

Address Change/Comments (Mark the corresponding box on the reverse side)

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